Exhibit 99.24(b)(4)(c)

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

ARTICLE I

1.01                           Purpose: The purpose of this Endorsement, which is attached to and made a part of the annuity Contract issued by the Issuer, is to qualify the Contract as a Roth individual retirement annuity (IRA) under Code sections 408A and 408(b) to provide for the Roth IRA Owner’s retirement and for the support of his or her Beneficiary(ies) after death. The Contract is established for the exclusive benefit of the Roth IRA Owner and his or her Beneficiary(ies). If any provisions of the Contract conflict with this Endorsement, the provisions of this Endorsement will apply.

1.02                           Ownership Provisions: The Roth IRA Owner’s interest in the Contract is nonforfeitable and nontransferable and the Roth IRA Owner may exercise all rights under the Contract during his or her lifetime. In addition, the Contract may not be sold, assigned, discounted, or pledged as collateral or as security for the performance of an obligation or for any other purpose.

1.03                           For More Information: To obtain more information concerning the rules governing this Endorsement, contact the Issuer listed on the Application.

ARTICLE II – DEFINITIONS

The following words and phrases, when used in this Endorsement with initial capital letters, shall, for the purpose of this Endorsement, have the meanings set forth below unless the context indicates that other meanings are intended.

2.01                           Adoption Agreement: Means the document executed by the Roth IRA Owner through which the Roth IRA Owner adopts this Endorsement and thereby agrees to be bound by all terms and conditions of this Endorsement.

2.02                           Beneficiary: Means the individual(s) or entity(ies) properly named to receive any remaining IRA benefits upon the death of the Roth IRA Owner.

2.03                           Code: Means the Internal Revenue Code of 1986, as amended from time to time.

2.04                           Contract: Means the annuity contract used in conjunction with this Endorsement.

2.05                           Conversion Premium: Means a contribution described in Section 408A(e) of the Code from a Traditional or SIMPLE IRA to a Roth IRA.

2.06                           Designated Beneficiary: Means the Beneficiary named as of the date of the Roth IRA Owner’s death who remains Beneficiary as of September 30 of the year following the year of the Roth IRA Owner’s death.

2.07                           Endorsement: Means this IRA Endorsement, including the Adoption Agreement, that was completed and signed to establish this IRA.

2.08                           Issuer: Means Southern Farm Bureau Life Insurance Company.

2.09                           IRA: Means a Roth Individual Retirement Annuity as defined in Code sections 408(A) and 408(b) unless otherwise indicated.

2.10                           Premium: Means any payments made to the IRA.

2.11                           Regulations: Means the Treasury regulations.

2.12                           Roth IRA Owner: Means the individual who participates in this individual retirement annuity and is the owner of the Contract.

2.13                           SIMPLE IRA: Means an IRA which satisfies the requirements of Code sections 408(b) and 408(p).

ARTICLE III – PREMIUM LIMITS

3.01                           Maximum Permissible Amount. Except in the case of a rollover Premium described in Code section 408A(e), a recharacterized Premium described in Code section 408A(d)(6), or a Conversion Premium, no Premiums will be accepted unless they are in cash, and the total of such Premiums shall not exceed the lesser of 100 percent of the Roth IRA Owner’s Compensation, or: $3,000 for any taxable year beginning in 2002 through 2004; $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the applicable Premium limit may be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 219(b)(5)(D). Such adjustments will be in multiples of $500.

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If the Roth IRA Owner makes regular Premiums to both Roth and Traditional IRAs for a taxable year, the maximum regular Premium that can be made to all the Roth IRA Owner’s IRAs for that taxable year is reduced by the regular Premiums made to the Roth IRA Owner’s Traditional IRAs for the taxable year.

Premiums may be further limited if the Roth IRA Owner’s modified adjusted gross income (MAGI) exceeds the limits described in paragraph 3.05 of this Endorsement.

Qualified Rollover contribution means a rollover contribution of a distribution from an IRA that meets the requirements of Code section 408(d)(3), except the one-rollover-per-year rule of Code section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA. For taxable years beginning after 2005, a qualified rollover contribution includes a rollover from a designated Roth account described in Code section 402A; and for taxable years beginning after 2007, a qualified rollover contribution also includes a rollover from an eligible retirement plan described in Code section 402(c)(8)(B).

3.02                           Catch-Up Premiums. In the case of a Roth IRA Owner who is age 50 or older by the close of the taxable year, the annual Premium is increased by $500 for any taxable year beginning in 2002 through 2005 and by $1,000 for any taxable year beginning in 2006 and years thereafter.

3.03                           Qualified Reservist Repayments. Notwithstanding the dollar limits on Premiums, a Roth IRA Owner may make a repayment of a qualified reservist distribution described in Code section 72(t)(2)(G) during the two-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later.

3.04                           Employees of Certain Bankrupt Employers. An IRA Owner who was a participant in a Code section 401(k) plan of a certain employer in bankruptcy described in Code section 219(c)(5)(C) may contribute up to $3,000 for taxable years beginning after 2006 and before 2010 only. An IRA Owner who makes Premiums under this section may not also make catch-up Premiums.

3.05                           Regular Premium Limit. If a Roth IRA Owner’s MAGI falls within certain limits, as described in the following table, the maximum regular Premium that can be made to all the Roth IRA Owner’s IRAs for a taxable year is phased out ratably in accordance with the following table:

Filing Status	Full Premium	Phase-Out Range MAGI	No Premium
Single or Head of Household	$99,000 or less	Between $99,000 and $114,000	$114,000 or more

Joint Return or Qualifying Widow(er)	$156,000 or less	Between $156,000 and $166,000	$166,000 or more

Married – Separate Return	$0	Between $0 and $10,000	$10,000 or more

If the Roth IRA Owner’s MAGI for a taxable year is in the phase-out range, the maximum regular Premium determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the modified adjusted gross income limits above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 408A(c)(3). Such adjustments will be in multiples of $1,000.

3.06                           Qualified Rollover (Conversion) Premium Limit. A rollover from an eligible retirement plan other than a Roth IRA or a designated Roth account cannot be made to this Roth IRA if, for the year the amount is distributed from the other plan:

1.               the Roth IRA Owner is married and files a separate return,

2.               the Roth IRA Owner is not married and has MAGI in excess of $100,000 or

3.               the Roth IRA Owner is married and together the Roth IRA Owner and the Roth IRA Owner’s spouse have MAGI in excess of $100,000.

For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year. For taxable years beginning after 2009, the MAGI and filing limits in this section do not apply to qualified rollover contributions.

3.07                           Recharacterization. A regular Premium to a Traditional IRA may be recharacterized pursuant to the rules in Regulations section 1.408A-5 as a regular Premium to this IRA, subject to the limits in paragraph 3.05 of this Endorsement.

3.08                           Modified Adjusted Gross Income. For purposes of paragraphs 3.05 and 3.06 of this Endorsement, a Roth IRA Owner’s MAGI for a taxable year is defined in Code section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from an eligible retirement plan other than a Roth IRA (conversion).

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3.09                           Compensation. For purposes of paragraph 3.01 of this Endorsement, compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses). Compensation for a self-employed individual includes earned income, as defined in Code section 401(c)(2) (reduced by the deduction the self employed Roth IRA Owner takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code section 401(c)(2) shall be applied as if the term trade or business for purposes of Code section 1402 included service described in Code section 1402(c)(6). Compensation shall include any amount includible in the Roth IRA Owner’s gross income under Code section 71 with respect to a divorce or separation instrument. In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for the purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a non-Roth IRA.

Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation.

3.10                           Contract Requirements. If Premiums are interrupted, the contract will be reinstated at any date prior to maturity upon payment of a Premium other than a rollover or transfer Premium, to the Issuer, and the minimum Premium amount for reinstatement shall be $50. However, the Issuer may, at its option, either accept additional future payments or terminate the contract by payment in cash of the then present value of the paid up benefit if no Premiums have been received for two full consecutive policy years and the paid up annuity benefit at maturity would be less than $20 per month.

3.11                           SIMPLE IRA. No Premiums will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to Premiums made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date the employee first participated in that employer’s SIMPLE IRA plan.

ARTICLE IV – DISTRIBUTION REQUIREMENTS

4.01                           Roth IRA Owner Distributions. No amount is required to be distributed from the Contract prior to the death of the Roth IRA Owner for whose benefit the contract was originally established.

4.02                           Beneficiary Rights. If the Roth IRA Owner dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows.

A.           Notwithstanding any provision of this IRA to the contrary, the distribution of the Roth IRA Owner’s interest in the IRA shall be made in accordance with the requirements of Code section 408(b)(3), as modified by Code section 408A(c)(5), and the Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under paragraph 4.02(C) of this Endorsement) must satisfy the requirements of Code section 408(a)(6), as modified by Code section 408A(c)(5), and the Regulations thereunder, rather than the distribution rules in paragraphs 4.02(B), (C), (D) and (E) of this Endorsement.

B.    Upon the death of the Roth IRA Owner, his or her entire interest will be distributed at least as rapidly as follows:

1.               If the Designated Beneficiary is someone other than the Roth IRA Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Roth IRA Owner’s death, over the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Designated Beneficiary as of his or her birthday in the year following the year of the Roth IRA Owner’s death, or, if elected, in accordance with paragraph 4.02(B)(3) of this Endorsement.

2.               If the Roth IRA Owner’s Designated Beneficiary is the Roth IRA Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Roth IRA Owner’s death (or by the end of the calendar year in which the Roth IRA Owner would have attained age 701/2, if later), over such spouse’s life, or, if elected, in accordance with paragraph 4.02(B)(3) of this Endorsement. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s Designated Beneficiary’s remaining life expectancy determined using such Beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph 4.02(B)(3) of this Endorsement. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Contract option chosen.

3.               If there is no Designated Beneficiary, or if applicable by operation of paragraph 4.02(B)(1) or (B)(2) of this Endorsement, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Roth IRA Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph 4.02(B)(2) of this Endorsement).

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4.               Life expectancy is determined using the Single Life Table in Q&A-1 of Regulations section 1.401(a)(9)-9. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary’s age in the year specified in paragraph 4.02(B)(1) or (2) of this Endorsement, and reduced by one for each subsequent year.

C.             The value of the IRA for purposes of this Article is the prior December 31 balance adjusted to include the amount of any outstanding rollovers, transfers and recharacterizations under Q&As-7 and -8 of Regulations section 1.408-8 and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

D.            For purposes of paragraph 4.02(B)(2) of this Endorsement, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Regulations section 1.401(a)(9)-6T, then required distributions are considered to commence on the annuity starting date.

E.              If the Designated Beneficiary is the Roth IRA Owner’s surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse, who is the sole Beneficiary of the IRA, makes a Premium to the IRA or fails to take required distributions as a Beneficiary.

F.              If the Beneficiary payment election described above is not made by December 31 of the year following the year the Roth IRA Owner dies, the Issuer reserves the right to elect, in its complete and sole discretion, to do any one of the following:

•                  make no distribution until the Beneficiary(ies) provides a proper withdrawal request;

•                  distribute the entire IRA to the Beneficiary(ies) in a single sum payment; or

•                  distribute the entire remaining interest to the Beneficiary(ies) pursuant to the applicable option in paragraph 4.02(B) of this Endorsement.

The Issuer will not be liable for any penalties or taxes related to the Beneficiary’s failure to take a required minimum distribution.

ARTICLE V – REPORTING

The Roth IRA Owner agrees to provide the Issuer with information necessary for the Issuer to prepare any report(s) required under the Code and related Regulations including Code sections 408(i) and 408A(d)(3)(D) and Regulations sections 1.408-5 and 1.408-6 and under guidance published by the Internal Revenue Service (IRS).

The Issuer shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the IRS.

ARTICLE VI – AMENDMENTS

Any amendment made for the purpose of complying with provisions of the Code and related Regulations may be made without the consent of the Roth IRA Owner. The Roth IRA Owner will be deemed to have consented to any other amendment unless the Roth IRA Owner notifies the Issuer that he or she does not consent within 30 days from the date the Issuer mails the amendment to the Roth IRA Owner.

ARTICLE VII – RESPONSIBILITY OF THE PARTIES

The Issuer shall not be responsible for any penalties, taxes, judgments or expenses incurred by the Roth IRA Owner in connection with this IRA and shall have no duty to determine whether any Premiums to or distributions from this IRA comply with the Code, Regulations, rulings or this Endorsement.

Secretary

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